Exhibit 2.1

PLAN OF MERGER

This PLAN OF MERGER, dated as of September 6, 2019 (the “Plan”), is entered into by and among Famous Dave’s of America, Inc., a Minnesota corporation (“Famous Dave’s” and after the Effective Time, the “Surviving Corporation”), BBQ Holdings, Inc., a Minnesota corporation and the direct subsidiary of Famous Dave’s (“Holding Company”), and BBQ Merger Sub, Inc., a Minnesota corporation and indirect subsidiary of Famous Dave’s and direct subsidiary of Holding Company (“Merger Sub”) (each a “Party” and together, the “Parties”).

WHEREAS, the authorized capital stock of Famous Dave’s consists of 100,000,000 Common Shares of the par value of $0.01 per share (“Famous Dave’s Common Shares”), of which 9,273,905 shares were issued and outstanding as of September 6, 2019;

WHEREAS, Holding Company is and, at all times since its organization, has been a direct, wholly-owned subsidiary of Famous Dave’s with authorized capital stock consisting of 100,000,000 Common Shares of the par value of $0.01 per share (“Holding Company Common Shares”) of which 1,000 shares are currently issued and outstanding;

WHEREAS, the designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Holding Company Shares are the same as those of the Famous Dave’s Common Shares;

WHEREAS, the Articles of Incorporation and the Bylaws of Holding Company immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Articles of Incorporation and Bylaws of Famous Dave’s immediately before the Effective Time (other than, as allowed by Section 302A.626, subd. 7) of the Minnesota Business Corporation Act, as amended (the “MBCA”);

WHEREAS, Merger Sub is a wholly-owned subsidiary of Holding Company with authorized capital stock consisting of 100,000,000 Common Shares of the par value of $0.01 per share (“Merger Sub Common Shares”), of which 1,000 shares are currently issued and outstanding; and

WHEREAS, the Board of Directors of each of Famous Dave’s, Holding Company, and Merger Sub have determined that it is desirable and in the best interests of Famous Dave’s, Holding Company, and Merger Sub, respectively, that Famous Dave’s and Merger Sub should merger, Famous Dave’s shall be the surviving corporation, and Holding Company shall be a “holding company” of Famous Dave’s, as such term is defined in Section 302A.626, subd. 1(b) of the MBCA.

Terms

NOW, THEREFORE, the Parties hereby prescribe the terms and conditions of the merger and the mode of carrying the same into effect as follows:

1.Merger of Famous Dave’s with Merger Sub. At the Effective Time, Famous Dave’s shall merger with Merger Sub (the “Merger”) in accordance with Section 302A.626, subd. 3 of the MBCA, and the separate existence of Merger Sub shall cease and Famous Dave’s shall be a direct, wholly-owned subsidiary of Holding Company. Famous Dave’s shall be the surviving corporation and assume all of the rights, privileges, assets and liabilities of Merger Sub. Merger Sub and Famous Dave’s are the only constitute corporations to the Merger.

2.Name of Surviving Corporation. The name of the surviving corporation shall be “Famous Dave’s of America, Inc.”

3.Effect of the Merger. The effect of the Merger shall be as provided in Section 302A.626 of the MBCA. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of Merger Sub shall be transferred to and vested in the Surviving Corporation, and the Surviving Corporation shall assume all of the liabilities and obligations of Merger Sub.

4.Effect on Capital Stock. At the Effective Time:

(a)Each then issued outstanding Holding Company Common Share held by Famous Dave’s will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.

(b)Each then issued and outstanding Famous Dave’s Common Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one Holding Company Common Share, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as one Famous Dave’s Common Share immediately prior to the Effective Time.

(c)Each then issued and outstanding Merger Sub Common Share will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a common share of the Surviving Corporation.

5.Certificates. At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced Famous Dave’s Common Shares shall be deemed and treated for all corporate purposes to evidence the ownership of the number of Holding Company Common Shares into which such Famous Dave’s Common Shares were converted pursuant to Section 4(b) of this Plan.

6.Articles of Incorporation, Bylaws, Officers and Directors. Subject to Section 7 below, the Articles of Incorporation and Bylaws of Famous Dave’s, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers and directors of Famous Dave’s immediately prior to the Effective Time shall be the officers and directors of Holding Company as of the Effective Time. The officers and directors of Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation as of the Effective Time.

7.Amendment to Articles of Incorporation. Automatically, as a result of filing the Articles of Merger and this Plan in accordance with the MBCA, the Articles of Incorporation of the Surviving Corporation shall be amended as of the Effective Time to add a new Article 7 to read in its entirety as follows:

ARTICLE 7

Any action or transaction by or involving the corporation, other than the election or removal of directors of the corporation, that requires for its adoption under the Minnesota Business Corporation Act or these Articles of Incorporation, the approval of the shareholders of the corporation shall, pursuant to Section 302A.626, subd. 3(8)(i) of the Minnesota Business Corporation Act, require, in addition to the approval of the shareholders of the corporation, the approval of the shareholders of [Holding Company], a Minnesota corporation (or any successor by merger), so long as such corporation or its successor is the ultimate parent, directly or indirectly, of the corporation, by the same vote that is required by the Minnesota Business Corporation Act and/or by these Articles of Incorporation. For the purposes of this Article 7, the term "parent" shall mean a corporation that owns, directly or indirectly, any outstanding capital stock of the corporation entitled to vote in the election of directors of the corporation.

8.Assumption of Certain Agreements and Plans Relating to Securities of Famous

Dave’s.  Holding Company and Famous Dave’s hereby agree that, immediately prior to the Effective Time, Holding Company will assume the following plans and agreements relating to securities of Famous Dave’s and all of the rights, duties, and obligations under such plans and agreements from and after the Effective Time:

(a)Amended and Restated 2005 Stock Incentive Plan (as amended); and

(b)Famous Dave’s of America, Inc. 2015 Equity Incentive Plan (as amended).

9.Plan of Reorganization. This Plan shall constitute a plan of reorganization of Famous Dave’s and Merger Sub.

10.Tax Treatment. The Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

11.Filing and Effective Time. If this Plan has not been terminated pursuant to Section 12 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger and this Plan shall be filed by Famous Dave’s and Merger Sub pursuant to and in accordance with the MBCA. The Merger shall be effective (the “Effective Time”) at 12:00 a.m. Central Time on September 17, 2019.

12.Termination. This Plan may be terminated and the Merger abandoned by the Board of Directors of Famous Dave’s at any time prior to the Effective Time.

13.Adoption and Approval. This Plan was adopted and approved by the Board of Directors of Famous Dave’s, Holding Company, and Merger Sub on September 6, 2019. Pursuant to Section 302A.626, subd. 2 of the MBCA, the Plan was not approved by the shareholders of Famous Dave’s, Holding Company, or Merger Sub.